EXHIBIT 10.14

DELTIC TIMBER CORPORATION

STOCK OPTION

Stock Option Number:	Name of Optionee:	Number of Shares Of Stock Subject to this Option:	Option Price Per Share: $

This Stock Option is granted on and dated                      by Deltic Timber Corporation, a Delaware corporation (the Company), pursuant to and for the purposes of the 2002 Stock Incentive Plan (the 2002 SIP) as adopted by the stockholders of the Company, and is subject to the provisions set forth herein and in the 2002 SIP. This Stock Option is a “nonstatutory” or “non-qualified” option as defined in the Internal Revenue Code of 1986, as amended.

1. The Company hereby grants to the individual named above (the Optionee) an option to purchase from the Company shares of the $.01 par value Common Stock of the Company up to the maximum number and at the option price per share set forth above, payable in currency of the United States of America, or by transfer of shares of Common Stock of the Company.

2. Subject to paragraph 3 below, if the Optionee has not died or his or her employment with the Company terminated, this option shall become exercisable in four annual increments of 25 percent of the total number of shares optioned on each of the next four anniversary dates from the date of this option, provided, however, this option shall not be exercisable whenever the purchase or delivery of shares under it would be a violation of applicable securities laws, or the Committee has acted to suspend option exercises for such period as may be determined by the Committee in accordance with the requirements of Internal Revenue Code Section 409A and the regulations issued thereunder regarding suspensions that do not constitute an extension of the exercise period.

3. Unless the Committee shall otherwise determine, this option shall become exercisable in full immediately upon a Change of Control as defined in the 2002 SIP.

4. This option shall expire as follows:

(a)	In all events, it shall expire ten years after its date;

(b)	Assuming the option is otherwise exercisable, if the Optionee terminates normally, it shall expire two years thereafter;

(c)	Assuming the option is otherwise exercisable, if the Optionee terminates otherwise than normally, it shall expire at the time of termination;

(d)	Assuming the option is otherwise exercisable, and the Optionee has not terminated, if the Optionee dies, it shall expire two years after the Optionee’s death.

5. This option is not assignable except as provided in the case of death and is not subject in whole or in part to attachment, execution or levy of any kind. If this option is exercisable after the Optionee dies, it is exercisable by the designated Beneficiary or, if there is no designated Beneficiary, by the executor or administrator of the estate.

6. When this option is exercisable as to any number of shares, it can be exercised for that number of shares or any lesser number. Every share purchased through the exercise of this option shall be paid for in full at the time of purchase.

7. In the event this option is exercised in whole or in part subsequent to any stock split, stock dividend, or other relevant change in the capitalization of the Company which has occurred after the date hereof, there shall be delivered for the aggregate price paid upon such exercise of the option (which shall in no case be less than the aggregate exercise price existing before the stock split, stock dividend, or other change) the number of full shares which the Optionee would then be holding as a result if the Optionee had purchased shares of the Common Stock of the Company at the date hereof for the same aggregate amount at the option price per share and had not disposed of them.

8. This option shall be exercised in writing and in accordance with such administrative regulations or requirements as may be stipulated from time to time by the Committee. In case of the exercise of this option in full, it shall be surrendered to the Company for cancellation. In case of the exercise of this option in part, this option shall be delivered by the Optionee to the Company for the purpose of making appropriate notation thereon or of otherwise reflecting in such manner as the Company shall determine the result of such partial exercise of the option.

9. In this option

“Beneficiary” means the person designated by the Optionee by written notice to the Company as the person entitled to exercise this option upon the death of the Optionee;

“Committee” means the Executive Compensation Committee of the Board of Directors of the Company;

“Employer” means the Company or any subsidiary thereof by whom the Optionee is employed;

“Expire” means cease to be exercisable;

“Terminates normally” means terminate:

(i)	At normal retirement time;

(ii)	For permanent and total disability; or

(iii)	With Employer approval and without being terminated for cause.

“Terminate” means cease to be an employee of the Company or a subsidiary except by death, provided, a change of employment from the Company or one subsidiary to another subsidiary or to the Company shall not be considered a termination.

Attest:	DEL TIC TIMBER CORPORATION

By: